Exhibit 10.49

STOCK PURCHASE AGREEMENT

among

BPO MANAGEMENT SERVICES, INC.

and

MR. EVERETT HUNTOON

and

MR. HOWARD ANDREWS

October 10, 2007

ARTICLE 1	DEFINITIONS	1
1.1	Definitions and Interpretation	1
1.2	Other Definitional and Interpretive Matters	6
ARTICLE 2	PURCHASE AND SALE OF THE COMPANY SHARES	8
2.1	Basic Transaction	8
2.2	Purchase Price	8
2.3	Security	8
2.4	Closing Date	9
2.5	Withholding	9
ARTICLE 3	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION	10
3.1	Representations and Warranties of the Sellers	10
3.2	Representations and Warranties of the Buyer	11
ARTICLE 4	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	13
4.1	Representations and Warranties concerning the Company	13
ARTICLE 5	COVENANTS	37
5.1	Special Payments	37
5.2	Post Closing Covenants	38
ARTICLE 6	CONDITIONS	42
6.1	Conditions for the Benefit of the Buyer	42
6.2	Conditions for the Benefit of the Sellers	43
6.3	Waiver of Conditions	44
ARTICLE 7	DELIVERIES AT CLOSING	44
7.1	Closing	44
7.2	Documents Delivered to Buyer	44
7.3	Documents Delivered to Sellers	45
ARTICLE 8	REMEDIES FOR BREACHES OF THIS AGREEMENT	46
8.1	Survival of Representations and Warranties	46
8.2	Indemnification Provisions for Benefit of the Buyer	46
8.3	Indemnification Provisions for Benefit of the Sellers	47
8.4	Deemed Adjustments	47
8.5	Claim Notice; Notice of a Disputed Claim	47
8.6	Other Indemnification Provisions	47
ARTICLE 9	LIMITATIONS ON INDEMNIFICATION	48
9.1	Limitations on Indemnification	48
ARTICLE 10	MISCELLANEOUS	49
10.1	Press Releases and Public Announcements	49

i

10.2	No Third-Party Beneficiaries	49
10.3	Entire Agreement	49
10.4	Succession and Assignment	49
10.5	Counterparts	49
10.6	Headings	49
10.7	Notices	50
10.8	Governing Law	51
10.9	Amendments and Waivers	51
10.10	Severability	51
10.11	Expenses	52

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT entered into as of  10, 2007 by and among BPO MANAGEMENT SERVICES, INC., a Delaware corporation with its principal place of business located at 1290 North Hancock, Street, Suite 202, Anaheim, California (the “Buyer”) and MR. EVERETT HUNTOON, an individual domiciled at 111 Orchard Road, Mt. Kisco, New York, and MR. HOWARD ANDREWS, an individual domiciled at 10 Quail Hollow Lane, West Nyack, New York, (Mr. Huntoon and Mr. Andrews together being hereinafter referred to as the “Sellers” and individually as a “Seller”).  The Buyer and the Sellers are referred to collectively herein as the “Parties”.   The Parties hereto agree as follows:

RECITALS

A.
The Sellers own all of the outstanding capital stock of Blue Hill Data Services, Inc. (the “Company”), (after taking into account the purchase by the Company, concurrent with the completion of the Transaction hereunder, of all shares of the Company held by Markowitz);

B.
This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company (after the acquisition by the Company of the shares held by Markowitz) in return for cash on closing, an additional deferred cash payment, and the issuance of stock of the Buyer, in accordance with the terms and conditions herein;

C.	Concurrent with the completion of the Transaction hereunder, the Buyer has advanced to the Company the amount required to complete the acquisition from Markowitz pursuant to the Markowitz Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1	Definitions and Interpretation

In this Agreement, the following terms shall have the following meanings:

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business” means the provision of information technology services on an outsource basis, including mainframe outsourcing, open systems outsourcing, server hosting, co-location and disaster recovery services.

“Business Day” means any day other than a Saturday, Sunday, statutory holiday or day on which banks in the cities of New York or Los Angeles are not generally open for business.

“Buyer Stock” means the stock issued by the Buyer as provided for in §2.2(c) herein.

“Closing” has the meaning set forth in §2.4 below.

“Closing Date” has the meaning set forth in §2.4 below.

“Closing Time” means 2:00 pm on the Closing Date.

“Company Employee and Contractor Disclosure Document” means that certain document dated the date hereof and delivered by the Company to the Buyer setting out the information described in §4.1(y) hereof.

“Company Employees” means individuals currently employed or retained by the Company on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Company Shares” means shares of the Company’s common stock.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company in connection with the process of selling the Company Shares or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Security Interests; (C) all Company- or Seller-retained brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts retained by the Company or the Sellers, and (E) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants whom the Company or the Sellers agreed to pay as a result of or in connection with the transactions contemplated hereby.

“Confidential Information” means any information concerning the Business and affairs of the Company that is not already generally available to the public.

“Consulting Agreements” means agreements in the form of the draft agreement attached hereto as Exhibit B.

“Disclosure Schedule” has the meaning set forth in §4.1 below.

“Employee Benefit Plan” means any benefit plan, program, agreement or arrangement maintained, contributed to or provided by the Company or any Affiliate for the benefit of any of the Company’s employees, former employees or dependent or independent contractors or their respective dependents or beneficiaries, whether written or unwritten, including all bonus, deferred compensation, incentive compensation, share purchase, stock option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company is obligated to contribute or comply or plans administered pursuant to applicable federal or state health, workers compensation and employment insurance legislation.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect and applicable to the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Terms” means the agreement in the form of the draft attached hereto as Exhibit 2.5(a).

“Exception” has the meaning provided by §3.1(a) hereof.

 “Excluded Liabilities” means all of the debts, guarantees and obligations of the Company that were not incurred in the Ordinary Course of Business, including without limitation, the following: (A) loans or other debts or obligations owed to Sellers, including, without limitation, accrued but unpaid bonuses and dividends payable to Sellers and accrued vacation pay, and (B) all obligations of the Company under the Markowitz Agreement.

“Financial Statements” has the meaning set forth in §4.1(g) below.

 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Party” has the meaning set forth in §8.5 below.

“Indemnifying Party” has the meaning set forth in §8.5 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all website content and domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Period” means the period commencing on July 1, 2007 and terminating on the Closing Date.

“IRS” means the Internal Revenue Service.

“June 30 Balance Sheet” means the balance sheet contained within the June 30 Statements.

“June 30 Statements” has the meaning set forth in §4.1(g) below.

“Knowledge” of a certain matter means the actual knowledge of the Sellers of that matter and the knowledge which the Sellers would have if they conducted such reasonable inquiry that a prudent person in similar circumstances would consider necessary as to that matter.  Inquiry by either of the Sellers made to the appropriate one or more of the following persons shall be deemed reasonable: Wendi Joseph (Vice President); Tom Laudati (Chief Technical Officer, working as a independent consultant); Randall Jones (Director of Facilities and Client Services); Ralph Horne (Director of Information Technology Open Systems); Nigel Jhagroo (Operations Manager) or any of their replacements if any of them is no longer employed or retained as a consultant by the Company at the time of inquiry.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Limitation of Liability” will have the meaning provided by §9.1(b) hereof.

“Markowitz Agreement” means the agreement made the 12th day of January 2006 between the Sellers, the Company and Scott Markowitz (“Markowitz”).

“Material” or “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in the business, assets (including intangible assets), financial condition, prospects, or results of operations of the Company, which is individually in excess of $50,000, or, in the aggregate with other individual items, in excess of $100,000.

“Most Recent Fiscal Year End” has the meaning set forth in §4.1(g) below.

“Note” has the meaning provided by §2.3 hereof.

“Ordinary Course of Business” means the ordinary course of the business of the Company, consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Distribution” means the aggregate of the $84,765 distribution paid by the Company to Mr. Huntoon and the $76,072 distribution paid by the Company to Mr. Andrews on October 5, 2007.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 “Privacy Laws” means all applicable privacy laws of the United States and of any applicable state or other governmental subdivision governing the collection, use, disclosure and retention of personal information about identifiable individuals including, without limitation, information regarding the Company’s employees, agents, customers and suppliers.

“Purchase Price” has the meaning set forth in §2.2 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“September 30 Statements” has the meaning set forth in §4.1(g) below.

“to/To the Knowledge of the Sellers” means to the extent of Sellers’ Knowledge.

“Tax” or “Taxes” means any federal, state,  local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “Transaction” means the purchase and sale of the Company Shares hereunder, including payment of the Cash Purchase Price and issuance of the Note and the Buyer Stock.

1.2	Other Definitional and Interpretive Matters

(a)	Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)
Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)	Dollars. Any reference in this Agreement to dollars or $ shall mean United States dollars.

(iii)
Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annexes, Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The Annexes, Exhibits and Schedules are as follow:

Exhibit 2.3	Note
Schedule 2.5(a)	Escrow Terms
Annex 1	Exceptions to Sellers Representations and Warranties in §3.1
Schedule 4.1	Disclosure Schedule re: Sellers Representations and Warranties in §4.1
Company Employee and Contractor Disclosure Document (separately Delivered
Exhibit A	Financial Statements
Exhibit B	Consulting Agreements
Exhibit C	Legal Opinion of Sellers’ Counsel
Exhibit D	Legal Opinion of Buyer’s Counsel

(iv)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)
Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)
Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)
Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)
The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE OF THE COMPANY SHARES

2.1	Basic Transaction.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to and hereby does sell to the Buyer, all of his Company Shares for the consideration specified in §2.2.

2.2	Purchase Price.

In consideration for the sale and transfer of the Company Shares, the Buyer agrees to pay and issue to the Sellers the following (the “Purchase Price”):

(a)
The sum of Six million five hundred and seventy-three thousand eight hundred and fifty-eight dollars and twenty-eight cents ($6,573,858.28) minus any Excluded Liabilities existing as of the Closing Date and minus any Company Transaction Expenses incurred by the Company and existing as of the Closing Date (the net amount being called the “Closing Payment”), payable by wire transfer or delivery of other immediately available funds at the Closing;

(b)
One Million Dollars ($1,000,000) (the “Second Installment”) which will be due and payable on January 1, 2009 by wire transfer or other immediately available funds, together with interest thereon from the due date at the rate of 9% per annum if the Second Installment is not paid on that date, subject to §2.5 hereof; (the Closing Payment and the Second Installment together are hereinafter called the “Cash Purchase Price”); plus

(c)
The issuance of and delivery to Sellers of 2,666,666 shares of common stock of Buyer (the “Buyer Stock”).  The Buyer Stock will be restricted in relation to sale, exchange or transfer (or offers to sell, exchange or transfer) as provided under U.S. securities laws.

The Cash Purchase Price and the Buyer Stock shall be allocated between the Sellers equally.

2.3	Security.

In order to evidence the Buyer’s obligation to pay the Second Installment, at the Closing the Buyer will issue and deliver to the Sellers a promissory note (the “Note”) in the form attached hereto as Exhibit 2.3 in the principal amount of $1,000,000, which will bear interest at the rate of nine percent (9%) per annum from January 1, 2009 if the amount of such Note is not paid on that date, subject to §2.5 hereof. If the Buyer fails to pay the Second Installment when due, then, subject to §2.5 hereof, the Sellers will be entitled, at their option, exercised by notice given to the Buyer within 30 days after the due date, to (i) enforce the Note and the associated Confession of Judgment (in the form which has been agreed upon by the parties and which will be held by the Escrow Agent and released to the Sellers according to the Escrow Terms), or (ii) provided that both Sellers or their representatives agree, to convert the Note into shares of Common Stock of Buyer having an aggregate value of $1,500,000, based on the volume-weighted average of the

OTC Bulletin Board closing bid price of the Buyer’s Common Stock during the ten (10) consecutive trading days immediately preceding, but not including, the date on which this conversion right is exercised.  The shares will be restricted in relation to sale, exchange or transfer (or offers to sell, exchange or transfer) as provided under U.S. securities laws.  The Buyer will at all times reserve and keep available for issuance pursuant to this section such shares of Common Stock and, if the Note is not paid when due and the Sellers give notice within the 30 day period of their election to convert the Note into shares of Common Stock, then the Buyer will, subject to existing registration rights previously granted by the Buyer, use reasonable commercial efforts to register such shares of Common Stock within twelve (12) months after the due date.  Upon surrender by the Sellers of the Note, the Company shall simultaneously issue to the Sellers certificates representing $1.5 million of Common Stock of the Buyer, one-half to each Seller.

2.4	Closing Date.

The closing of the transactions contemplated by this Agreement (the “Closing” or “Closing Date”) shall take place contemporaneously with the execution of this Agreement.

2.5	Withholding.

(a)
If the Buyer delivers to the Sellers a notice seeking indemnification (referred to as a “Claim Notice” in Article 8 herein) in accordance with Article 8 of this Agreement, then the Buyer may deduct from the Second Installment such amount or amounts (which shall be specified in such notice(s) to the Sellers) as is reasonably necessary to satisfy the claim(s) seeking indemnification set forth in such Claim Notice (including costs and attorneys fees and disbursements in respect of those indemnification claims) and deposit such amount in trust with the Escrow Agent to be held according to the Escrow Terms, pending final resolution of such indemnification claim (“Claim”) (which shall mean, unless otherwise agreed among the parties hereto, a final arbitral award or, if appealed, a final judgment or order of a court of competent jurisdiction not subject to any further appeals adjudicating Buyer’s claim for the indemnification sought in the Claim Notice, which in no event shall exceed the Limitation of Liability).

(b)	Upon the final resolution of a Claim:

(i)
if the amount deducted and deposited in trust with the Escrow Agent by the Buyer as to that Claim Notice exceeds the amount of the Claim awarded to the Buyer, then the Escrow Agent shall pay to the Sellers any such excess, together with interest at 9% per annum for the period of time between the date that the payment of the amount that was withheld would otherwise have been due and the date that the payment of that amount is actually made to the Sellers,

(ii)
if the amount deducted and deposited in trust with the Escrow Agent by the Buyer as to that Claim Notice is less than or equal to the amount of the Claim awarded to the Buyer, then the Buyer shall not be obligated to pay the amount to the Seller, and the same shall be treated as a reduction in the purchase price reflecting a commensurate reduction in value received by the Buyer, and

(iii)
nothing in this §2.5 shall impair the rights of the Buyer set forth in Article 8 or any other provision of this Agreement, and notwithstanding anything to the contrary in this Agreement, the liability of the Sellers in the aggregate for any breach or breaches of this Agreement shall not exceed the Limitation of  Liability.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1	Representations and Warranties of the Sellers.

Except as set forth in Annex I attached hereto, each of the Sellers, severally and not jointly, represents and warrants to the Buyer as of or contemporaneously with the Closing as follows.

(a)	Authorization of Transaction.

Such Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except that the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity, at law, or otherwise (such limitations on enforceability being hereinafter called the “Exception”).  Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, including any government or Governmental Body in order to consummate the transactions contemplated by this Agreement.

(b)	Non-contravention.

Neither the execution and the delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby by such Seller, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he is bound.

(c)	Brokers’ Fees.

Such Seller has not engaged nor is obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(d)	Company Shares.

Such Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in Annex I, free and clear of any restrictions on transfer (other than under applicable securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  Subject to the Company’s Shareholders Agreement dated March 15, 1997 which is being terminated as of the date hereof, such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(e)	Investment.

Such Seller (A) is acquiring the Buyer Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (B) is a sophisticated investor with knowledge and experience in business and financial matters, (C) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (D) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock, and (E) is an Accredited Investor.

3.2	Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Sellers that the statements contained in this §3.2 are correct and complete.

(a)	Organization of the Buyer.

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is qualified to do business as a foreign corporation and in good standing under the laws of the State of California.  The Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Correct and complete copies of the Buyer’s certificate of incorporation and bylaws (as amended to date) are filed as exhibits to the Buyer’s periodic and/or current reports filed with the U.S. Securities and Exchange Commission (“SEC”), copies of which have been delivered to the Sellers.

(b)	Authorization of Transaction.

The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Note, the Confession of Judgment and the Buyer Stock, and to perform its obligations hereunder.  This Agreement and the Note have been duly executed and delivered by the Buyer and constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions, subject only to the Exception.   The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Body in order to consummate the transactions contemplated by this Agreement.

(c)	Non-contravention.

Neither the execution and the delivery of this Agreement nor of the Note, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)	Investment.

The Buyer understands that the Company Shares have not been, prior to the date hereof, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exemptions for transactions not involving any public offering.  The Buyer: (A) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (B) is a sophisticated investor with knowledge and experience in business and financial matters, (C) has received certain information concerning the Sellers and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, and (D) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares and is an Accredited Investor.

(e)	Buyer Stock.

All shares of Buyer Stock issued to Sellers upon the Closing will have been duly authorized, be validly issued, fully paid and non-assessable, and be free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws).

(f)	Capitalization.

The entire authorized capital stock of the Buyer consists of: (i) 150,000,000 shares of Common Stock, par value $0.01 per share, of which 9,004,368 are issued and outstanding, and (ii) 29,795,816 shares of Preferred Stock, par value $0.01 per share, of which (A) 1,608,612 shares are designated Series A Preferred Stock, of which 1,605,598 are issued and outstanding, (B) 1,449,204 shares are designated Series B Preferred Stock, of which 1,449,204  are issued and outstanding, (C) 21,738,000 shares of Series C Preferred Stock, of which 916,667 are issued and outstanding, (D) 1,500,000 shares of Series D Convertible Preferred Stock, of which 1,458,333.60 shares  are issued and outstanding, 1,500,000 shares of Series D-2 Convertible Preferred Stock, of which 729,167 are issued or outstanding, and (E) 2,000,000 shares are undesignated Preferred Stock, none of which are issued and outstanding.  Except as disclosed in any reports filed by the Buyer with the SEC since December 15, 2006, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.  The Buyer’s common stock is registered under Section 12(b) or 12(g) of the Securities Act.

(g)	SEC Reporting.

The Buyer is in material compliance with all reporting requirements under the Securities Act and the Securities Exchange Act.  All documents filed by the Buyer with the SEC on or after December 15, 2006 are in material compliance with such Acts and SEC regulations promulgated thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

(h)	Disclosure.

The representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact.  No representation or warranty contained in this Section 3.2 omits to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

4.1	Representations and Warranties concerning the Company

Except as set forth in the disclosure schedule delivered by the Sellers to the Buyer at Closing (the “Disclosure Schedule”), the Sellers jointly and severally represent and warrant to the Buyer as of or contemporaneously with the Closing as follows:

(a)	Organization, Qualification, and Corporate Power.

The Company is a corporation duly organized, validly existing, and in good standing under the law of New York, the jurisdiction of its incorporation.  The Company neither owns or leases any property or premises, nor has operations or personnel based outside New York, except as described in §4.1(a) of the Disclosure Schedule.  The Company has full corporate power and authority and, all  licenses, permits, and authorizations issued by any Governmental Body necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and currently being used by it.  §4.1(a) of the Disclosure Schedule lists the directors and officers of the Company.  The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws and all other organizational documents of the Company as amended to date, (a copy of which is attached as §4.1(b) of the Disclosure Schedule).  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company (a copy of which is attached as §4.1(b) of the Disclosure Schedule) are correct and complete in all material respects.  The Company is not in material default under or in violation of any provision of its charter or bylaws or any other organizational document.

(b)	Capitalization.

The authorized and issued capital stock of the Company is as described in §4.1(b) of the Disclosure Schedule.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and, are held of record by the Sellers as set forth in §4.1(b) of the Disclosure Schedule.  Subject to the Company’s Shareholders Agreement dated March 15, 1997 which the Sellers hereby agree is being terminated as of the Closing , there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Listed in §4.1(b) of the Disclosure Schedule are all predecessor companies of the Company, the names of any Persons from which, since January 1, 2004, the Company acquired material properties or assets, and the changes in the Company’s capital structure and capital stock ownership since January 1, 2004.

(c)	Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation  of the transactions contemplated hereby, will:

(i)
violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Body, or court to which the Company  is subject or any provision of the charter or bylaws of the Company  or

(ii)
subject to obtaining the consents specified in §4.1(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company  is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Body in order for the Company and the Sellers to consummate the transactions contemplated by this Agreement.

(d)	Brokerage Fees.

The Company has not engaged and is not obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(e)	Title to Assets.

Except as to properties and assets owned, leased or provided by  a customer of the Company, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them and located on the Company’s premises, or shown on the June 30 Balance Sheet or acquired by the Company after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since June 30, 2007 and, except as disclosed in §4.1(e) of the Disclosure Schedule. The parties acknowledge that §4.1(e) of the Disclosure Schedule will describe, in general terms, properties and assets located at the Company’s premises which are owned by customers of the Company, but the Disclosure Schedule will not contain a comprehensive list of such properties and assets.  All such property and assets which are owned by the Company are owned free of Security Interests except as disclosed in §4.1(e) of the Disclosure Schedule.

(f)	Excluded Liabilities.

The Company has satisfied or terminated all Excluded Liabilities.

(g)	Financial Statements and Books and Records.

Attached hereto as Exhibit A are the following financial statements:

(i)	unaudited, reviewed financial statements for the Company as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”);

(ii)
unaudited, compiled statement of income, balance sheet, changes in stockholders equity and cash flow as of and for the 6 month period ended June 30, 2007 for the Company (the “June 30 Statements”); and.

(iii)
unaudited, compiled statement of income, balance sheet, changes in stockholders equity and cash flow as of and for the 9 month period ended September 30, 2007 for the Company (the “September 30 Statements”).

(Such financial statements are hereinafter called the “Financial Statements”).

It was the Sellers’ intention when, on behalf of the Company, engaging the accounting firm of Korn, Rosenbaum, Phillips & Jauntig, LLP, acting through Kathleen Haubner, C.P.A., that the Financial Statements be prepared in accordance with GAAP, consistently applied.  To the Knowledge of the Sellers, there are no entries contained in the Financial Statements which are not in accordance with GAAP, consistently applied.  Each of the Financial Statements presents fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods.  Except for distributions to shareholders up to September 30, 2007 as reflected in the September 30 Statements and except for the Permitted Distribution (as to both of which the Buyer hereby waives any objection), the financial condition of the Company is now approximately the same as the financial condition reflected in the Financial Statements for the Most Recent Fiscal Year End and as reflected in the June 30 Statements, when such financial condition is taken as a whole.

It was the Seller’s intention when, on behalf of the Company, engaging the accounting firm of Korn, Rosenbaum, Phillips & Jauntig, LLP, acting through Kathleen Haubner, C.P.A., that the financial and other books, records, files and accounts of the Company be maintained in accordance with GAAP on a basis consistent with prior years.  To the Knowledge of the Sellers, there are no entries contained in the Company’s financial and other books, records, files and accounts which are not in accordance with GAAP, consistently applied.

The Company’s financial and other books, records, files and accounts in all material respects:

(i)	are complete, in reasonable detail and accurately and fairly reflect the financial transactions of the Company, and

(ii)	are fairly reflected in the financial statements for the Most Recent Fiscal Year End, June 30 Statements and September 30 Statements, as applicable.

It was the Seller’s intention when, on behalf of the Company, engaging the accounting firm of Korn, Rosenbaum, Phillips & Jauntig, LLP, acting through Kathleen Haubner, C.P.A., that the Company maintain systems of internal accounting controls sufficient to provide reasonable assurances as to the following matters (and the Sellers have no Knowledge of any specific circumstances in which the Company’s accounting control systems do not provide reasonable assurance with respect to such matters):  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(h)	Events Subsequent to Most Recent Fiscal Year End.

Except as indicated in §4.1(h) of the Disclosure Schedule, to the Sellers’ Knowledge, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change.  In addition, and without limiting the generality of the foregoing, since that date, except as indicated in the Disclosure Schedule:

(i)	the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)	the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii)
no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000,000 to which the Company is a party;

(iv)	the Company has not imposed any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

(v)
the Company has not made any capital expenditure (or series of related capital expenditures) either involving singly or in the aggregate more than $1,000,000 or outside the Ordinary Course of Business;

(vi)
the Company has not made any capital investment in, any loan to, or any acquisition of the securities or all or substantially all of the assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving singly or in the aggregate more than $1,000,000 or outside the Ordinary Course of Business;

(vii)
the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1,000,000 singly or in the aggregate;

(viii)	the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)
the Company has not intentionally and knowingly cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving singly or in the aggregate more than $100,000 or outside the Ordinary Course of Business;

(x)	except in the Ordinary Course of Business, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)	there has been no change made or authorized in the charter or bylaws of the Company;

(xii)
the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)
except as to dividends paid to the Sellers up to September 30, 2007 which are reflected in the September 30 Statements, and except for the Permitted Distribution, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) and, except as to payments made to Markowitz pursuant to the Markowitz Agreement prior to September 30, 2007 (as reflected in the September 30 statements) and as of the date hereof (as referred to in Section 5.1(e)) (all of which are disclosed in §4.1(h) of the Disclosure Schedule), redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)	the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, ordinary wear and tear excepted;

(xv)
other than Excluded Liabilities, an accurate and complete list of which is attached to §4.1(h) of the Disclosure Schedule, and which Excluded Liabilities shall all be paid in full or otherwise satisfied by the Company or the Sellers prior to the Closing, the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business except as identified in §4.1(h) of the Disclosure Schedule;

(xvi)
the Company has not hired any new employees, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or terminated the employment of any employee, outside the Ordinary Course of Business except as identified in §4.1(h) of the Disclosure Schedule;

(xvii)
the Company has not granted any increase in the base compensation of any of its directors, officers, and employees, outside the Ordinary Course of Business except as identified in §4.1(h) of the Disclosure Schedule;

(xviii)
other than as disclosed in this Agreement, the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) , outside the Ordinary Course of Business;

(xix)	the Company has not made any other change in employment terms for any of its directors, officers, and employees, outside the Ordinary Course of Business;

(xx)	the Company has not made or pledged to make any charitable contribution;

(xxi)	there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

(xxii)	as referred to in this Section, the Company has not committed to any of the foregoing.

(i)	Undisclosed Liabilities.

The Company does not have any Liabilities except for (A) Liabilities set forth on the face of the June 30 Balance Sheet, (B) Liabilities which have arisen after June 30, 2007 in the Ordinary Course of Business, and (C) Liabilities which are not required by GAAP to be included in the Financial Statements and which, to the extent Material, are set forth in §4.1(i) of the Disclosure Schedule.

(j)	Legal Compliance.

The Company and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against any of them alleging any failure so to comply. Further, no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)	Tax Matters.

Except as indicated in the Disclosure Schedule:

(i)
the Company has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by the Company and due and payable (whether or not shown on any Tax Return) have been paid.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(ii)	the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee;

(iii)
the Sellers do not expect the IRS or any other taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by the IRS or any other taxing authority in writing or (B) as to which the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company have Knowledge based upon personal contact with the IRS or any agent of such authority.  §4.1(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company  for taxable periods ended on or after 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since 2003;

(iv)	the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)	Real Property and Leases.

The Company does not own any real property.  §4.1(l) of the Disclosure Schedule contains a list of all leases and subleases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease and sublease.  These leases and subleases are valid and enforceable and are not in default.  The Sellers are unaware of any condition or situation that does or would render the real property leased or occupied by the

Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), to be out of conformance with any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations.  There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for or as to which payments are not current (e.g., diesel generator).  §4.1(l) of the Disclosure Schedule also contains correct and complete copies of the leases and subleases listed therein.  With respect to each lease and sublease listed in §4.1(l) of the Disclosure Schedule:

(i)	the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, according to its terms, subject to the Exception;

(ii)
the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect according to its terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(iii)
the Company is not in breach or default and, to the Knowledge of the Sellers, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	the Company has not repudiated and, to the Knowledge of the Sellers, no other party to the lease or sublease has repudiated any provision thereof;

(v)	to the Knowledge of the Sellers, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease; and

(vii)	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(m)	Intellectual Property.

(i)
Except as separately disclosed in writing by the Sellers to the Buyer, and except as to PCs, as to which the Company has made reasonable efforts to ensure that all standard shrink-wrap or click-wrap installed software is completely and currently licensed, the Company owns, or has the right to use pursuant to license, sublicense, agreement or other valid permission, all Intellectual Property used in the operation of the Business of the Company as presently conducted.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii)	(A)	To the Knowledge of the Sellers, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties;

(B)
To the Knowledge of the Sellers, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).  The Sellers are unaware of any fact or condition that would cause the Sellers to believe that a third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii)
With respect to all Intellectual Property owned by the Company (the “Owned Intellectual Property”), §4.1(m) of the Disclosure Schedule identifies each Intellectual Property registration which has been issued to the Company and identifies each pending application or application for registration which the Company has made with respect to any of its Owned Intellectual Property.   §4.1(m) of the Disclosure Schedule also identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Owned Intellectual Property (together with any exceptions), other than licenses granted in the Ordinary Course of Business. The Sellers have delivered to the Buyer correct and complete copies of all such registrations and applications, and all such licenses, agreements, and permissions granted by the Company to any third party with respect to Owned Intellectual Property (excluding licenses granted by the Company in the Ordinary Course of Business).  The parties acknowledge that §4.1(m) of the Disclosure Schedule will describe, in general terms, such licenses, agreements and other permissions.

(iv)	With respect to each item of Owned Intellectual Property, the Sellers do not have Knowledge of any fact or condition that would cause the Sellers to believe that the following is not true:

(A)	the Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(D)
except as may be provided in each of the Company’s contracts for services to its customers, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)
each software program and script developed by the Company, including the source code and object code thereof and the design documents in connection therewith, is an original work of persons employed by or contracted to the Company.

(v)	No past or present employee, independent contractor or agent has any right, title or interest in or to any of the Company’s owned Intellectual Property.

(vi)
Except as to standard shrink-wrap or click-wrap software licenses, §4.1(m) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission (the “Licensed Intellectual Property”).  The Sellers have delivered to the Buyer correct and complete copies of all such licenses with respect to the Licensed Intellectual Property or the software which is licensed is referred to in one or more contracts between the Company and its customers.   With respect to each item of Licensed Intellectual Property required to be identified in §4.1(m) of the Disclosure Schedule, the Sellers do not have Knowledge of any fact or condition that would cause the Sellers to believe that the following is not true:

(A)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)
the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(C)
no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)	with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)	the underlying item of Licensed Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Licensed Intellectual Property; and

(H)	the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(vii)
The Sellers do not have Knowledge of any fact or circumstance that would cause them to believe that the following is not true: the Company’s software is reasonably free of computer viruses and does not contain any contaminants or time bombs, including any codes or instructions, that may be used to access, modify, delete, damage or disable any computer system.

(viii)
The Sellers do not have Knowledge of any fact or circumstance that would cause them to be believe that the following is not true: the documentation possessed by Company in respect of software developed by or for the Company will be sufficient to allow Buyer and the Company’s existing staff, with the assistance of skilled software professionals possessing experience in this industry, to operate such software and to further develop and maintain it.

(ix)
§4.1(m) of the Disclosure Schedule lists all open source software used and licensed by the Company.  The Sellers are unaware of any fact or circumstance that would cause them to be believe that the following is not true: the Company has complied with all applicable open source licences by which it is bound.

(x)	The Company has used reasonable commercial efforts to take precautions and to protect its proprietary information from unauthorized access or disclosure.

(n)	Tangible Assets.

Except as to any of the following provided by a customer, the Company owns or leases all premises, machinery, equipment, and other tangible assets necessary for the conduct of the Company’s businesses as presently conducted.  To the Knowledge of the Sellers, each such tangible asset owned or leased by it has been maintained in accordance with the Company’s normal practice, and is in good operating condition and repair (subject to normal wear and tear).

(o)	Inventory.

The current inventory of consumables of the Company, subject to a reasonable allowance for obsolete inventory consistent with the allowance reflected in the June 30 Statements, is good and usable and is capable of being sold in the Ordinary Course of Business. The Company’s inventory level is consistent with past practice.

(p)	Contracts.

§4.1(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i)
any agreement (or group of related agreements) for the lease of personal property (including without limitation software) to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii)
any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or, except for Contracts made in the Ordinary Course of Business, involve consideration in excess of $100,000;

(iii)	any agreement concerning a partnership or joint venture or arrangement to share profits;

(iv)
any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)	any agreement concerning confidentiality or non-competition;

(vi)	any agreement with any of the Sellers and their Affiliates (other than the Company) or any members of their immediate families;

(vii)
any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other  plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)	any collective bargaining agreement;

(ix)
any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees or any members of their immediate families, excluding claims for reimbursement of expenses incurred in the Ordinary Course of Business;

(x)	any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xi)	any other agreement (or group of related agreements) which was not entered into in the Ordinary Course of the Business.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in §4.1(p) of the Disclosure Schedule (as amended to date), and to the Knowledge of the Sellers, a written summary of the terms of all oral agreements referred to in §4.1(p) of the Disclosure Schedule.  With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B)  subject to obtaining the consents indicated in §4.1(c) of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby except for the Exception; (C) the Company is not in breach or default and, to the Knowledge of the Sellers, no other party is in breach or default of the agreement; (D) to the Knowledge of the Sellers, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) to the Knowledge of the Sellers, no party has repudiated any provision of the agreement.  Without limiting the generality of the foregoing, the Company is in compliance with all covenants under all agreements with its bank and other lenders.

(q)	Customers and Receivables.

(i)
The Company has delivered to the Buyer a true and complete list of all customers of the Business as of the date hereof.  Such customer list reasonably accurately summarizes with respect to each customer all information required by §4.1(q) of the Disclosure Schedule.  Except as disclosed in §4.1(q) of the Disclosure Schedule, neither the customer list nor any information relating to the customers of the Business have, within three (3) years prior to the date hereof, been made available to any person other than the Buyer.

(ii)
The Sellers have no Knowledge of any facts or circumstances arising outside the Ordinary Course of Business which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business or any reduction in volume of purchases from the Business prior to the end of their contract term by any customer which, in the aggregate, could be Material to the Business.

(iii)
All accounts receivable of the Company are fairly reflected on the Company’s books and records.  All accounts receivable of the Company arose from bona fide transactions in the Ordinary Course of the Business and are valid, enforceable and to the Knowledge of the Sellers fully collectable accounts (subject to a reasonable allowance, consistent with past practice for doubtful accounts as reflected in the June 30 Statements, and subject to the disclosure made in §4.1(q) of the Disclosure Schedule).  Such accounts receivable are not subject to any set-off or counterclaim rights of which Sellers are aware.

(r)	Suppliers.

Listed in §4.1(r) of the Disclosure Schedule are the names and addresses of the ten (10) largest suppliers (measured by dollar volume of the Company’s purchases) from which the Company ordered services, materials, supplies, telecommunications capacity, merchandise and other goods during the twelve-month period ended December 31, 2006.  Except as disclosed in §4.1(r) of the Disclosure Schedule, the Company has not received any notice that any such supplier will not sell services, raw materials, supplies, merchandise and other goods to the Company at any time, on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

(s)	Telecommunications Infrastructure.

Listed in §4.1(s) of the Disclosure Schedule are:

(i)	all the rights of way, tower locations, regen hut locations, and rights for lit and unlit fiber owned or licensed in favor of the Company; and

(ii)	a list of all contracts, licences, agreements and understandings relating to telecommunications infrastructure to which the Company is a party.

(t)	Powers of Attorney.

§4.1(t) of the Disclosure Schedule lists all outstanding powers of attorney executed on behalf of the Company.

(u)	Insurance.

§4.1(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)	the name, address, and telephone number of the agent;

(ii)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	the policy number and the period of coverage; and

(iv)	a description of any retroactive premium adjustments or other loss sharing arrangements.

The Seller has delivered to the Buyer the insurance policies, brokers certificates or other information in the Company’s possession concerning insurance covering the Company.  With respect to each insurance policy, the Sellers are unaware of any fact or circumstance that would cause the following to be untrue: (A) if unexpired, the policy is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms, (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company  nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.  §4.1(u) of the Disclosure Schedule describes any self insurance arrangements affecting the Company.

(v)	Litigation.

§4.1(v) of the Disclosure Schedule sets forth each instance in which the Company  (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  There is presently no Basis of which Sellers are aware for the commencement of any Material action, suit or proceeding against the Company with any reasonable likelihood of success.

(w)	Product and Service Warranties.

Each product or service sold, licensed or delivered by the Company has been in material conformity with all applicable contractual commitments, all express warranties, and all warranties, if any, that are implied as a matter of the law governing the contract at issue. The Company does not have any existing Liability of which Sellers are aware for replacement or repair of any product or re-performance of any service or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth in the June 30 Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the normal, past custom and practice of the Company.  To the Sellers’ Knowledge, no product or service manufactured, sold, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the warranties described in §4.1(w) of the Disclosure Schedule.  §4.1(w) of the Disclosure Schedule describes the normal terms and conditions of sale or lease or licensing of or providing of services by or for the Company (including applicable guarantee, warranty and indemnity provisions).

(x)	Product and Service Liabilities.

The Sellers are unaware of any Liability or any Basis of Liability for the Company arising out of any injury to individuals or damage to property as a result of the ownership, possession, use or license of any product or service manufactured, sold, leased, licensed or delivered by the Company prior to the date hereof.

(y)	Employees.

§4.1(y) of the Disclosure Schedule sets out:

(i)	a complete list of all Company Employees; and

(ii)	their position/title.

The Company Employee and Contractor Disclosure Document also sets out with respect to the Company Employees as of the date hereof, in a non-individually identifiable format:

(iii)	their status (i.e., full time, part time, temporary, casual, seasonal, co-op student);

(iv)	their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

(v)	other terms and conditions of their employment (other than Employee Benefit Plans), including accrued vacation, car allowance or lease; and

(vi)	their total length of employment including any prior employment that would affect the calculation of years of service for any purpose.

The Company has no written employment contracts with any Company Employee other than those of which copies are included in the Company Employee and Contractor Disclosure Document.  The Company Employee and Contractor Disclosure Document sets out, as of the date hereof, a list of all independent contractors and consultants who provide services to the Company in connection with the key business functions of the Company, including:

(vii)	name;

(viii)	title;

(ix)	current compensation;

(x)	eligibility to participate in any Employee Benefit Plans;

(xi)	length of relationship with the Company.

Except as set out in the Company Employee and Contractor Disclosure Document, the Company is not a party to or bound by any contract or commitment to pay any management or consulting fee.  Sellers are unaware of any plans by any executive, key employee or group of employees, not including the Sellers, to terminate employment with the Company at or following Closing.  The Company is not a party to or bound by any collective bargaining agreement.  The Company has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes by any existing employee within the twelve (12) month period preceding Closing.  The Sellers are unaware of any unfair labor practice committed by the Company within the twelve (12) month period preceding Closing.  The Sellers are unaware of any instance in which the Company is not in compliance with all applicable workers compensation law and employee regulations of the State of New York.  The Sellers are unaware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(z)	Employee Benefits Plans.

(i)
§4.1(z) of the Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company, and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”).  §4.1(z) of the Disclosure Schedule sets forth each Employee Benefit Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(ii)
Correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (other than a Multiemployer Plan), have been made available or delivered to Buyer by the Company (and the Buyer has acknowledged receipt) are attached as §4.1(z) of the Disclosure Schedule, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Employee Benefit Plans; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(iii)
Sellers are unaware of any respect in which the Employee Benefit Plans have not been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company  nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  Sellers are unaware of any instance in which  any fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(iv)
Sellers are unaware of any respect in which the Employee Benefit Plans intended to qualify under Section 401 of the Code are not so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are not so exempt, and Sellers are unaware that anything that has occurred with respect to the operation of the Employee Benefit Plans could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(v)
Sellers are unaware of any respect in which each Employee Benefit Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code fails to meets such requirements.

(vi)
Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.  The Company does not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement

(vii)
Sellers are unaware of any respect in which §4.1(z) of the Disclosure Schedule does not set forth on a plan by plan basis, the present value of benefits payable presently or in the future to Company Employees under each unfunded Employee Benefit Plan.

(viii)
To the Knowledge of the Sellers all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans (including workers compensation) or Title IV Plans or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the June 30 Balance Sheet.  Sellers are unaware of any accumulated funding deficiencies existing in any of the Employee Benefit Plans or Title IV Plans subject to Section 412 of the Code.

(ix)
To the Knowledge of the Sellers,  there is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans.  To the Knowledge of the Sellers the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(x)
Sellers are unaware of any “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(xi)
Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

(xii)
To the Knowledge of the Sellers, the Company has no liability under any Employee Benefit Plan or Title IV Plan that has not been funded nor that has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(xiii)
Sellers are unaware of any instance in which the Company or any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(xiv)
Sellers are unaware of any pending actions, claims or lawsuits that have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under the Employee Benefit Plans or the sponsor or administrator of any of the Employee Benefit Plans, or against any fiduciary of the Employee Benefit Plans with respect to the operation of any of the Employee Benefit Plans (other than routine benefit claims), nor do or the Sellers have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(xv)
To the Knowledge of the Sellers, there is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Employee Benefit Plans.  All amendments and actions required to bring the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.  Any bonding required with respect to the Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(xvi)
Sellers are unaware of any Employee Benefit Plan that  provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Sellers are unaware of any instance in which any of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has not complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(xvii)
To the Knowledge of the Sellers, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Company Employee, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or Title IV Plan.

(xviii)	The Company does not have any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan.

(xix)	No stock or other security issued by Company forms or has formed a material part of the assets of any Employee Benefit Plan.

(xx)
Sellers are unaware of any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of any Company for Federal income tax purposes by is not an employee for such purposes.

(xxi)
Notwithstanding anything to the contrary in this Agreement, an account payable for the Company’s minimum “Safe Harbor” contribution has been established and appears on the Company’s books and records as of the effective date of the Closing, and the Sellers shall have no liability for any contribution to the Company’s 401(k), pension or profit-sharing plan as to any portion of 2007.

(aa)	Guaranties.

The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(bb)	Environmental, Health, and Safety Matters.

Sellers are unaware of any manner in which the following are not true:

(i)	the Company and its predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health, and Safety Requirements;

(ii)
without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.  A list of all such permits, licenses and authorizations is contained in the Disclosure Schedule, as well as and copies of all such permits, licenses and authorizations have been provided by the Company to the Buyer;

(iii)
neither the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements;

(iv)
neither the Company nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any other Environmental, Health, and Safety Requirements;

(v)
neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements;

(vi)
no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance by the Company with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(cc)	Licenses, Agency and Distribution Agreements.

§4.1(cc) of the Disclosure Schedule lists all agreements to which the Company is a party or by which it is bound under which the right to manufacture, process, market or use any product, service or other property of the Company has been granted, licensed or otherwise provided by the Company to any agent, distributor, dealer, licensee or other person.  The Disclosure Schedule also lists all agreements to which the Company is a party or by which it is bound under which the right to market, manufacture, process or use any product, service or other product has been granted to the Company by any other person or by which the Company has been appointed as an agent, distributor, licensee or franchisee.  Complete and correct copies of all of the agreements referred to in this paragraph have been provided by the Company to the Buyer.  None of the agreements listed in the Disclosure Schedule grant to any third person any authority to incur any liability or obligation or enter into any agreement on behalf of the Company.  The Sellers have no Knowledge of the intention of the other parties to any of the agreements referred to in this paragraph to terminate such agreements.

(dd)	Subsidiaries.

The Company has no subsidiaries.

(ee)	Related Party Matters.

The Company is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Company by, any of the Sellers or any officers, former officers, directors, former directors, shareholders, former shareholders, or any members of the immediate family of any of the foregoing persons or any entity controlled by any of the foregoing persons.  Without limiting the generality of the foregoing, none of the foregoing persons (i) is involved in any business arrangement or other relationship with the Company, (ii) owns any property or right, tangible or intangible, that is used by the Company, (iii) has any claim or cause of action against the Company, or (iv) owns any direct or indirect interest of any kind in, or is a director, officer or employee of, or consultant to, or has the right to participate in the profits of any Person who is a competitor, supplier, customer, landlord, creditor or debtor of the Company.

(ff)	Compliance with Privacy Laws.

Except as disclosed in §4.1(ff) of the Disclosure Schedule, Sellers are unaware of any manner in which the collection, use and retention of personal information by the Company and the disclosure or transfer of personal information by the Company to any third parties has not complied with all Privacy Laws and is not consistent with the Company’s own privacy practices.  Sellers are unaware of any restrictions on the Company’s collection, use, disclosure and retention of personal information except as provided by Privacy Laws and, in some cases, contracts with clients.

(gg)	Accounts; Lockboxes; Safe Deposit Boxes.

(i)	§4.1(gg) of the Disclosure Schedule contains a true and complete list of:

(A)
the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto; and

(B)	the location of all lockboxes and safe deposit boxes of the Company and the names of all persons authorized to draw thereon or have access thereto.

(ii)
The Sellers have not commingled monies or accounts of Company with other monies or accounts of the Sellers or relating to their other activities and affairs nor, except as to distributions to Sellers, have the Sellers transferred monies or accounts of the Company other than to an account of the Company.

(hh)	Restrictions on Doing Business.

(i)
Except as to the Markowitz Agreement (which is being terminated concurrently with the closing of the transactions hereunder), the Company is not a party to or bound by any agreement which would restrict or limit the Company’s right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Company may determine from time to time.

(ii)
Sellers are unaware of any legislation or any judgment, order or requirement of any court or Governmental Body which is not a general application to persons carrying on a business similar to the Business to which the Company is subject.

ARTICLE 5
COVENANTS

5.1	Special Payments

The parties covenant or acknowledge that, prior to or concurrent with the Closing, the Company has made or will make the following payments :

(a)
The Company has paid the Permitted Distribution  to the Sellers, being an amount equal to the estimated New York State and federal income taxes (“Shareholder Taxes”) payable by the Sellers solely  with respect to their  respective shares of the net income (“NI”) of the Company for the fiscal tax period ending through September 30, 2007 (the “Period”), as reasonably determined by the Company’s outside CPA;

(b)	the Shareholder Taxes do not include Taxes with respect to compensation earned by the Sellers during the Period or any other matters other than the NI;

(c)
the amount of the Shareholder Taxes are based on the September 30 Statements and a calculation to support such determination of Shareholder Taxes has been provided by the Sellers to the Buyer prior to the date hereof;

(d)
except as referred to in paragraph 5.1(a) hereof, the Company has not paid or declared any dividend or otherwise become obligated to pay any other distributions to the Sellers since September 30, 2007;

(e)
concurrent with the Closing hereunder: (i) the Sellers have caused the Company to pay all amounts owing to Markowitz under the Markowitz Agreement and to acquire all shares in the capital stock of the Company held by Markowitz; (ii) the Sellers have delivered to the Buyer copies of all documents made and exchanged with Markowitz in connection with the Markowitz Agreement; and (iii) the Buyer has advanced to the Company (as the Company has directed) the sum of $1,426,141.72 to fund the purchase of shares from Markowitz .

5.2	Post Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a)	General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).  Notwithstanding the foregoing, requests made by the Sellers of the Buyer or the Company, or vice versa, in the context of an arbitration or litigation shall not come within the ambit of this sub-paragraph.

(b)	Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand not involving one Party or the Company claiming against another Party or the Company, in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

(c)	Confidentiality.

Except as provided by §5.2(d) hereof, each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in his possession.

(d)	Disclosure of Confidential Information.

In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §5.2(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled by law to disclose any Confidential Information , that Seller may disclose the Confidential Information as so compelled; provided, however, that the disclosing Seller shall use reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.  All expenses, fees and costs incurred by Sellers, including for the reasonable time and disbursements of attorneys, in complying with this section 5.2(d) shall be paid in full and in advance by Buyer as a condition precedent to Sellers’ obligations in this section 5.2(d).

(e)	Covenant Not to Compete.

(i)
Commencing on the Closing Date and for a period of three (3) years from the Closing Date, the Sellers individually but not jointly covenant not to engage directly or indirectly in any business competitive to the Business anywhere in the following States:  New Jersey, Delaware, Maryland, Pennsylvania, New York, Connecticut, Vermont, Rhode Island, Massachusetts, New Hampshire, Maine and Washington, DC; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

(ii)
Without limiting the provisions of §5.2(e)(i) hereof, commencing on the Closing Date and for a period of 5 years from the Closing Date, the Sellers individually but not jointly covenant not to, directly or indirectly:

(A)
solicit, endeavor to solicit or gain the business of any person that is a customer, or has been within three (3) years prior to the Closing Date, a customer of the Business or has been pursued as a prospective customer of the Business, for the purpose of selling to such customer or prospective customer any products or services which are competitive with those offered by the Company;

(B)	induce or endeavor to induce any employee of the Business to leave his or her employment;

(C)	employ or attempt to employ or assist any person in employing any employee of the Business during the term of their employment; or

(D)	solicit or endeavor to solicit any person that is a supplier or business partner of the Business at the time of Closing in a manner that would be competitive with the Business.

(iii)
If the final judgment of a court of competent jurisdiction declares that any term or provision of this §5.2(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(iv)	Sellers hereby expressly agree and acknowledge that:

(A)
in this section, the words “directly or indirectly” include any action taken by either of the Sellers for his own benefit or for the benefit of any Person competing with the Business, either individually or in partnership or jointly or in conjunction with any other Person as principal, agent, trustee, employee or shareholder (except for the holding of less than 1% of the stock of a corporation as referred to in §5.2(e)(i) hereof );

(B)
The Company has protectable business interests with respect to its suppliers, employees, customers and prospective customers, and that competition as proscribed above with and against such business interests would be harmful to the Company and Buyer;

(C)	the covenants contained in this §5.2(e) above are reasonable as to time and geographical area and do not place any unreasonable burden upon Sellers’ ability to earn a livelihood;

(D)	the public will not be harmed as a result of enforcement of the covenants contained in this §5.2(e);

(E)	the personal legal counsel for Sellers have reviewed the covenants contained in this §5.2(e);

(F)
the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of this Agreement, pursuant to which Buyer shall acquire the outstanding shares of the Company; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Company, including its goodwill, which actions, covenants, and promises are a material consideration to Buyer in connection with this Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to a buyer; and

(G)	Sellers understand and agree to each and every term and condition contained in §5.2(e) of this Agreement.

(v)
Sellers recognize and acknowledge that irreparable damage will result to Buyer in the event of a breach by Sellers of the provisions of this §5.2(e),  and, accordingly, in the event of such a breach, Buyer will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof.

(f)	Filing Tax Returns.

With respect to the taxable year of the Company ended December 31, 2006, the Sellers have previously caused the Company to prepare and file all necessary tax returns.  With respect to the short period beginning January 1, 2007 ending as of the effective date of the Closing, the Sellers shall prepare the package of tax information materials in accordance with past practice, including past practice as to information schedules and work papers and as to the method of recognition of taxable income or other relevant measure of the income of the Company (the “Tax Package”).  The Buyer shall cause to be prepared the Company’s tax returns for the interim period ending as of the effective date of the Closing and shall file such Tax Returns on behalf of the Company.  Prior to filing such Tax Returns, the Buyer and the Sellers shall review such Tax Returns and the Tax Package.  The Buyer and the Sellers shall promptly notify the other in writing of any reasonable objections they may have to any item set forth on the Tax Returns reviewed by them.  In the event the Buyer and the Sellers cannot promptly resolve the dispute, then such dispute shall be referred to a designee chosen by the tax partner in charge of the New York office of an independent nationally recognized accounting firm mutually acceptable to the Sellers and the Buyer (the “Tax Arbitrator”) for resolution in time to allow the Company to file such Tax Returns on or before the deadline for their filing, including any extensions thereto.  The Tax Arbitrator shall resolve the issues raised in good faith, with recognition of the merits of the issues, within the bounds of reasonable judgment and so as not to unreasonably disadvantage the position of the Sellers or the Company in the Tax Returns.  The decision of the Tax Arbitrator shall be final and binding on the parties hereto.  The fees and expenses of the Tax Arbitrator shall be shared equally by the Buyer and the Sellers.  The term “Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

With respect to any taxable period ending on or before the Closing Date, or which includes the Closing Date, the Sellers shall have the sole right to control any audit or other examination (“Audit”), by any taxing authority, initiate any claim for refund or amend any return, and contest, resolve and defend against any assessment for additional Taxes, notice of tax deficiency or the adjustment of Taxes of, or relating to, the Company.

The Buyer and the Sellers shall promptly forward to the other party all written notifications and other communications from any taxing authority received by the Buyer or the Company, on the one hand, and the Sellers, on the other hand, relating to any Audit or any liabilities for Taxes with respect to which the Sellers have or may have any liability pursuant to this Agreement.

The Buyer shall cause the Company to provide the Sellers with such assistance (without charge) as may be reasonably requested by the Sellers in connection with the preparation of any Tax Return, any Audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company and each party shall retain, for a reasonable period of time (but not less than (i) six years after the later of filing or the due date of the Tax Return for the period on or including the Closing Date or (ii) until expiration of all applicable statutes of limitation, whichever is later), and provide the Sellers with any record or information or any other assistance (including without limitation making employees available to the Sellers of a reasonable period of time) which may be relevant to such Tax Return, Audit, proceeding or determination.

ARTICLE 6
CONDITIONS

6.1	Conditions for the Benefit of the Buyer.

The purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Buyer and which are to be performed or complied with at or prior to the time of Closing:

(a)
the representations and warranties set forth in §3.1 and §4 will be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(b)	the Sellers will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Sellers at or prior to the time of Closing;

(c)
there will have been obtained from all appropriate governmental authorities such approvals or consents as are required to permit the change of ownership of the Company Shares contemplated hereby and to permit the Business of the Company to be carried on by the Buyer as now conducted;

(d)
the Sellers will have obtained any consents or waivers of third parties required to sell and transfer the Company Shares to the Buyer and to allow the Buyer to cause the Company to conduct the Business as it is conducted prior to the time of Closing; without limiting the generality of the foregoing, the Sellers shall have obtained consents to the change of control resulting from the Transaction under each of the contracts, if any, referred to in §4.1(c) of the Disclosure Schedule which specify that consent is required;

(e)
no action or proceeding will be pending or threatened by any person or governmental authority to enjoin, restrict or prohibit the sale and purchase of the Shares contemplated hereby, or the right of the Buyer or the Company to conduct the Business of the Company;

(f)	the Sellers shall have executed the Consulting Agreements;

(g)	all directors of the Company shall resign and the elected officers, of which there are only two, those being each of the Sellers, of the Company shall resign their respective offices;

(h)
the Sellers and all directors and officers of the Company shall release the Company from any and all possible claims against the Company arising from any act, matter or thing arising at or prior to the time of Closing; provided, however, except in respect of claims made against the Sellers by the Buyer pursuant to this Agreement, the Sellers may make a claim at any time against the Company for protection, defense and indemnification pursuant to the bylaws, any applicable law, and/or for defense, liability and indemnification coverage under any policy of insurance the benefits of which run directly or indirectly to the Sellers in their capacity as a former director, owner or employee of the Company and such claims shall not be released by the Sellers;  and

(i)	all Excluded Liabilities shall have been fully discharged and the Company shall have been released therefrom to the satisfaction of the Buyer.

6.2	Conditions for the Benefit of the Sellers.

The sale by the Sellers and the purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Sellers and which are to be performed or complied with at or prior to the time of Closing:

(a)
the representations and warranties of the Buyer set forth in §3.2 will be true and correct in all material respects (and for this purpose any materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(b)	the Buyer will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Buyer at or prior to the time of Closing;

(c)	the Company shall have executed the Consulting Agreements;

(d)
the Sellers will be furnished with such certificates of officers of the Buyer as the Sellers or the Sellers’ counsel may reasonably require in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Buyer at or prior to the time of Closing have been performed or complied with in all material respects, and that the representations and warranties of the Buyer herein given are true and correct in all material respects at the time of Closing;

(e)	the Company shall release the Sellers from any and all possible claims against the Sellers arising from any act, matter or thing arising at or prior to the time of Closing; and

(f)
Sellers shall be released from all personal guarantees of any obligation of the Company executed by Sellers or either of them and the Buyer and the Company shall undertake to protect, hold harmless and indemnify the Sellers from all such liability.

6.3	Waiver of Conditions.

The Buyer, in the case of a condition set out in §6.1, and the Sellers, in the case of a condition set out in §6.2, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part.  Any such waiver will not constitute a waiver of any other conditions in favor of the waiving party.

ARTICLE 7
DELIVERIES AT CLOSING

7.1	Closing.

The sale and purchase of the Company Shares will be completed at the Closing Time on the Closing Date at the offices of the Company.

7.2	Documents Delivered to Buyer.

At Closing, Sellers shall deliver to Buyer, in addition to any other documents required by any provision of this Agreement, the following documents:

(a)
stock certificates for each of the Sellers representing the Company Shares, duly endorsed in blank or accompanied by stock transfer powers sufficient to transfer the Company Shares to the Buyer free and clear of all Security Interests;

(b)
a certificate of good standing for the Company dated not more than 3 Business Days prior to the Closing Date certified by the appropriate governmental officials in the incorporating jurisdiction of the Company;

(c)	all of the third party consents specified in §4.1(c) above;

(d)	executed counterparts of the Consulting Agreements for the Sellers in form and substance as set forth in Exhibit B hereto;

(e)	evidence reasonably satisfactory to the Buyer that the Excluded Liabilities have been fully satisfied or terminated and are no longer obligations of the Company;

(f)	resignations, effective as of the Closing, of each director and elected officer of the Company;

(g)	releases in the form acceptable to the Buyer, as contemplated by §6.1(h) hereof; and

(h)	a legal opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer, and dated as of the Closing Date.

7.3	Documents Delivered to Sellers.

At Closing, Buyer shall deliver to the Sellers the following:

(a)	a wire transfer to the IOLA trust account of MIRSKY & BLOCK, PLLC, attorneys for Sellers, in the amount of the Closing Payment;

(b)	stock certificates in respect of the Buyer Stock issued in favor of the Sellers;

(c)	executed counterparts of the Consulting Agreements in the form of the draft agreement attached hereto as Exhibit B;

(d)	Board of Director resolution of Buyer authorizing the execution and performance of this Agreement;

(e)	releases in form acceptable to the Sellers, as contemplated by §6.2(e);

(f)	releases from personal guarantees in form acceptable to the Sellers, as contemplated by §6.2(f); and

(g)	a legal opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Sellers and dated as of the Closing Date.

ARTICLE 8
REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1	Survival of Representations and Warranties.

All representations and warranties of the Sellers contained in §3.1 shall survive the Closing and continue in full force and effect for the applicable statute of limitations as representations and warranties of current condition as of the Closing.  All of the representations and warranties of the Sellers contained in §4.1 above shall, except as hereinafter provided, survive the Closing hereunder and continue in full force and effect for a period of fifteen (15) months thereafter as representations and warranties of current condition as of the Closing. In addition, any claim for breach of any representation or warranty which is based upon or relates to the tax liability of the Company for a particular taxation year may be made or brought by the Buyer at any time prior to the expiration of the period during which an assessment, reassessment or other form of recognized document assessing the liability for Tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Company has not prior to Closing filed any waiver or similar document extending such period.  All of the representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect subject to the applicable statute of limitations.

8.2	Indemnification Provisions for Benefit of the Buyer.

(a)
In the event any of the Sellers breaches any of their representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to §8.1 above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to §8.5 by delivering a Claim Notice below within such survival period, then, subject to Article 9 hereof, each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, or caused by the breach;  provided, however, the Sellers’ liability for breaches of their representations and warranties in §3.1 hereof or for the breach of a covenant will be several as between them (and not joint or joint and several) and the liability of the Sellers for breaches of their representations and warranties in §4.1 hereof will be joint and several.

(b)
The Sellers agree to jointly and severally indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences which the Company or the Buyer may suffer resulting from, arising out of or caused by any Liability of the Company for any Taxes (other than taxes which are accrued for in the June 30 Statements or incurred in the Ordinary Course of the Business of the Company after June 30, 2007) with respect to any Tax period (or portions thereof) of the Company ending on or before the Closing Date.

8.3	Indemnification Provisions for Benefit of the Sellers.

In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §8.1 above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to §8.5  below within such survival period by delivering a Claim Notice, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

8.4	Deemed Adjustments.

All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.5	Claim Notice; Notice of a Disputed Claim.

(a)
A Party hereto (the “Indemnified Party”) may deliver to the other Party (the “Indemnifying Party”) a written notice (“Claim Notice”) that the Indemnified Party has suffered Adverse Consequences resulting from a breach of a representation, warranty or covenant and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the Adverse Consequences claimed.  In the event that the Indemnifying Party disputes liability for or the amount of the Adverse Consequences set forth in the Claim Notice (a “Disputed Claim”), the Indemnifying Party shall notify the Indemnified Party in writing of such dispute  (“Notice of a Disputed Claim”) and specify the amount disputed and basis therefor and the amount the Indemnifying Party believes to be the correct amount, if any, within thirty (30) days after receipt of the Claim Notice.  The failure by the Indemnifying Party to deliver a Notice of a Disputed Claim to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of the Claim Notice shall constitute the Indemnifying Party’s acceptance of the item(s) in the Claim Notice.

(b)
If a written Notice of a Disputed Claim is sent pursuant to paragraph (a) above, the Parties shall during the thirty (30) days following the date of such delivery negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis.  If, after such resolution period, the Parties are unable to reach agreement, the Indemnified Party may pursue such Disputed Claim pursuant to arbitration.

8.6	Other Indemnification Provisions.

Each of the Sellers hereby agrees that he will not make any claim for indemnification against the Company  by reason of the fact that he was a director, officer, employee, partner or agent of the Company or was serving at the request of the Company as a director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) if and to the extent that such claim for indemnification arises out of any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller pursuant to the specific terms of this Agreement (but the Sellers’ rights to indemnification by the Company are not otherwise restricted or impaired by this Agreement).

ARTICLE 9
LIMITATIONS ON INDEMNIFICATION

9.1	Limitations on Indemnification

(a)
Except as hereinafter provided, the Buyer shall not be entitled to make any claim for indemnification against any of the Sellers pursuant to §8.2 unless and until the amount of the Adverse Consequences incurred by the Buyer as a result of all misrepresentations, breaches of warranties and breaches of covenants contained in this Agreement is equal to $50,000 (the “Threshold Amount”).  If the Buyer has incurred Adverse Consequences in an aggregate amount at least equal to the Threshold Amount, then the Sellers will be liable to the Buyer for the full amount of all Adverse Consequences that the Buyer may suffer resulting from or arising out of any such breaches, minus the Threshold Amount.  Provided however, the limitation on indemnification in this §9.1(a) shall not apply in respect of any claim for indemnification which is based on a breach of any of the representations and warranties in §3.1.

(b)
Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Sellers for any and all claims by the Buyer for indemnification in respect of Adverse Consequences resulting from or arising out of any and all breaches of representations and warranties will be limited to the $1,000,000 (the “Limitation of Liability”), provided however, the limitation on indemnification in this §9.1(b) shall not apply in respect of, and the Limitation of Liability shall not include:

(i)	any claim for indemnification which is based on a breach of any of the representations and warranties in §3.1,

(ii)	any claim for indemnification which is based on a breach of the representations and warranties in §4.1(k),

(iii)	any claim for indemnification pursuant to §8.2(b), or

(iv)	any claim for indemnification which is based on any fraud or intentional misrepresentation by the Sellers.

ARTICLE 10
MISCELLANEOUS

10.1	Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers.  Provided however, the foregoing shall not apply to any press releases and public announcements which are required to be made by applicable law or any listing requirements of any securities exchanges.

10.2	No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3	Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.4	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that Buyer may assign this Agreement to an entity that is wholly owned by the Buyer or is controlled by the same persons that currently control the Buyer, or to a person or entity in connection with a merger, reorganization or sale of substantially all of the assets of the Buyer.  In the event of such assignment, BPO Management Services, Inc. will guarantee all obligations of the entity which becomes the Buyer hereunder, and will execute a guarantee agreement in form acceptable to the Sellers, acting reasonably.  Furthermore, notwithstanding any such assignment, the Buyer Stock will be issued to the Sellers by BPO Management Services, Inc. or by its successor.

10.5	Counterparts.

This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties agree to deliver signed originals of this Agreement to each other within five business days after the Closing if this Agreement is executed by facsimile counterparts.

10.6	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

Mr. Everett Huntoon
111 Orchard Road
Mt. Kisco, NY

and

Howard Andrews
10 Quail Hollow Lane
West Nyack, NY 10994

With a copy to :                   MIRSKY & BLOCK, PLLC
303 South Broadway
Suite 222
Tarrytown, NY 10591
914-332-4700
866-738-9412 eFax

Attention: Ellis R. Mirsky

If to the Buyer:

BPO Management Services, Inc.
1290 N. Hancock St., Ste. 202
Anaheim, CA 92807
USA

Attention: Patrick Dolan and Jim Cortens

With a copy to:                     Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
Tel: (949) 224 1500
Fax: (949) 224 1505

And a second copy to:                        D.L. West
Aird & Berlis LLP
1800 – 181 Bay Street
Toronto, ON   M5J 2T9
Tel:  (416) 865-7737
Fax: (416) 863-1515

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.  The parties agree that in the event of a dispute arising under or in connection with this agreement or the performance thereof, that the parties shall not resort to litigation but, instead, will arbitrate their dispute before a single arbitrator otherwise in accordance with the rules for commercial arbitration in effect at the time, including the optional rules, of the American Arbitration Association (referred to hereafter as the “AAA”), in the County of New York.  The parties  irrevocably and unconditionally consent to the service of any and all process in any such proceeding by the mailing of copies of process by certified mail to the parties and their counsel at their respective addresses specified in §11.7 or in accordance with the rules of the AAA.  The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

10.9	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11	Expenses.

Each of the Parties will bear its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BPO MANAGEMENT SERVICES, INC. Per: /Patrick Dolan/ Per: /James Cortens/

SIGNED, SEALED AND DELIVERED,	)
in the presence of	)
)
	)	/Everett Huntoon/
	)	MR. EVERETT HUNTOON
)
)
	)	/Howard Andrews/
	)	MR. HOWARD ANDREWS